1 August 2000


Mr. Charles C. Harwood, Jr.

[Address intentionally left blank]

         Re: AMENDED AND RESTATED EMPLOYMENT LETTER AGREEMENT (THE "AMENDED AND RESTATED AGREEMENT")


Dear Charlie:

We would like to offer you the new position as Corporate Senior Vice President, Venture Development, of Covance Inc. ("Covance" or the "Company"). As this new position will require a modification of duties and responsibilities as more fully set forth below, we would like to amend and restate your Employment Letter Agreement, dated November 20, 1996, to incorporate the terms of Amendment No. 1 to the Employment Letter Agreement, dated November 20, 1998 (the Employment Letter Agreement together with Amendment No. 1, the "Former Agreement") and incorporate the terms of the letter, dated May 25, 2000 (the "Letter Agreement") setting forth the terms of your new position. This Amended and Restated Agreement sets forth our mutually agreed upon terms of employment. Therefore, in consideration of the premises and covenants herein contained, we hereby agree as follows:

TERM

This Amended and Restated Agreement will be effective as of June 1, 2000 and will terminate on June 1, 2001 (the "Term"), unless renewed by mutual agreement of the parties.

POSITION

As Corporate Senior Vice President, Venture Development, of Covance, your duties over the next twelve months will entail working toward achieving the goals specified on Schedule A attached hereto (the "Goals").

You may also be required to perform such other duties as may be incidental thereto. You will report to the CEO or his designee.

BASE SALARY

Your base salary during the Term will be $239,148 (payable on the normal semimonthly payroll cycle for Corporate employees).

ANNUAL BONUS

You are entitled to participate in the Covance Way Annual Incentive Plan (the "Bonus Plan") for the 2000 plan year. The Bonus Plan provides that upon satisfaction of certain financial goals for Covance established by the Covance Board of Directors, you shall receive an annual target incentive of $130,488 (the "2000 Target Bonus Incentive"), which is equal to 55% of your annualized base salary of $237,250 (1/1/00 through 2/29/00 at $227,760 per year and 3/1/00 through 12/31/00 at $239,148 per year).
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Your bonus payout for 2000 will be calculated as the product of three factors,
(i) the 2000 Target Bonus Incentive, (ii) a corporate pool factor of 75% and
(iii) an individual performance factor of between zero and 200%. Your annual bonus calculation will utilize a 100% individual performance factor for the period beginning January 1, 2000 through May 31, 2000. For the period beginning June 1, 2000 through December 31, 2000, your individual performance factor will be based on your personal performance measured against attainment of the Goals, as determined by the CEO. Thus your 2000 bonus payout under the Bonus Plan will be the sum of (a) the 2000 Target Bonus Incentive times 75% times 100% times 5/12 or $40,777.50 for the first 5 months of 2000 and (b) the 2000 Target Bonus Incentive times 75% times 7/12 times your individual performance factor for the last 7 months of 2000. Your 2000 bonus will be paid in cash by March 15, 2001 so long as you have not voluntarily left Covance by that date.

You will not be eligible to participate in the 2001 Bonus Plan.

SPECIAL GOAL BONUSES

You shall be entitled to earn the following Special Goal Bonuses during the
Term:

        1. In the event you use your best efforts to complete the Goals as specified herein (regardless of actual achievement of the Goals), you will be entitled to receive an additional bonus payment equal to $450,000.

        2. You will be entitled to receive additional bonus payments equal to $300,000 in the aggregate upon satisfaction of certain goals set forth on Schedule B attached hereto.

Each Special Goal Bonus you earn, if any, will be payable to you in a cash lump sum payment within 30 days following the end of the Term. Each Special Goal Bonus paid to you will be deemed "Plan Compensation" for purposes of the Supplemental Executive Retirement Plan ("SERP"), as such term is defined in the SERP.

PENSION, INVESTMENT AND BENEFIT PLANS

During the Term, you will continue to be entitled to participate in the Covance plans in which you currently participate (e.g., medical, dental, disability, life insurance, SERP, 401(k) savings plan, ESOP, employee stock purchase plan) in accordance with the terms and conditions of those plans.

AUTO AND FINANCIAL COUNSELING ALLOWANCE

You will continue to receive a gross monthly auto allowance of $1,070 per month. In addition, you will also be entitled to participate in other perquisites and/or benefits programs as are offered to all other senior executives of Covance as a class. These include a tax/financial counseling allowance of $6,000 per year under the terms of the Covance plan. Any expenses actually incurred under this plan will be grossed up for tax purposes at an incremental income tax rate of 45%.

FUTURE EQUITY AWARDS

You may be awarded from time to time additional compensation (such as stock options or restricted stock) pursuant to Covance's Employee Equity Participation Program or any additional or replacement incentive compensation or long-term compensation program established by Covance for its senior officers. Any awards under such programs, except as provided below, shall be at such levels or in such amounts as Covance's Board of Directors deems, in its sole discretion, appropriate for your position and the performance of your duties.

SEVERANCE FOR TERMINATION OF EMPLOYMENT DURING THE TERM

Except as provided below under the paragraph headed "CHANGE-OF-CONTROL", Covance guarantees that should you be involuntarily terminated for reasons other than for Cause, you will receive an amount equal to the sum of (a) two years base salary (payable on the normal semimonthly payroll cycle) determined at the time of termination, (b) two years of the annual incentive bonus (payable on the normal bonus cycles) in an amount equal for each such year to the product of your base salary in effect at termination and 55% (the sum of (a) and (b) being,

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collectively, the "Termination Payments"), (c) the Special Goal Bonuses totaling
$750,000 (payable within 30 days of termination) and (d) the 2000 Target Bonus Incentive of $130,488 (payable within 30 days of termination), if the 2000 bonus has not already been paid. Any payments under (c) and (d) will be deemed "Plan Compensation" for purposes of the Supplemental Executive Retirement Plan ("SERP"), as such term is defined in the SERP. In addition, for purposes of benefit accrual and vesting determination purposes under the SERP, you will be credited with two additional "Years of Service" (as such term is defined under the SERP). You will also have a period of three years from the date of termination to exercise any outstanding Covance stock options that are vested as of the date of termination.

"Cause" shall mean (i) your convictions of a felony or a misdemeanor if such misdemeanor involves moral turpitude; (ii) your committing any act of gross negligence or intentional misconduct in the performance or non-performance of your duties as an employee of Covance or its affiliates, including, any actions which constitute sexual harassment under applicable laws, rules or regulations;
(iii) your failure to perform your duties assigned for a period of thirty (30) or more days unless such failure is caused by an Extended Disability; or (iv) misappropriation of assets, personal dishonesty or intentional misrepresentation of facts which may cause Covance or its affiliates financial or reputational harm.

Should such involuntary termination occur because of an Extended Disability, and not for any other reason that constitutes Cause, for 120 consecutive days where you have not returned to your duties on a full-time basis after the expiration of such 120 day period within 30 days after written notice of termination is given to you, Covance shall pay to you (a) the Termination Payments at the times specified above, (b) a prorata portion of the $450,000 Special Goal Bonus based upon the percentage of the Term elapsed through the date of termination (payable within 30 days of termination), (c) a prorata portion of the 2000 Target Bonus Incentive of $130,488, if the 2000 bonus has not already been paid, based upon the percentage of calendar year 2000 elapsed through the date of termination (payable within 30 days of termination), and (d) any other Special Goal Bonus, other than (b) above, that has been achieved as of the date of termination (payable within 30 days of termination). Any payments under (b), (c) and (d) will be deemed "Plan Compensation" for purposes of the SERP, as such term is defined in the SERP.

"Extended Disability" shall (i) mean you are unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of your position, or (ii) have the meaning specified in any disability insurance policy maintained by Covance, whichever is more favorable to you.

Except as may be otherwise provided in applicable Covance compensation and benefit plans, Covance shall not be liable for any salary or benefit payments to you beyond the date of your voluntary termination of employment with Covance. In the event of a termination of employment for Cause or Extended Disability, you shall not be entitled to any compensation or other benefits not already earned and owing to you on account of your services on the date of such termination of employment except as provided above with respect to a termination for Extended Disability.

Medical, dental, and life insurance will be continued, to the extent they are not otherwise prohibited under the respective plans, while you are receiving the Termination Payments.

CHANGE-OF-CONTROL

In the event of a Change-of-Control (as defined below), your employment with Covance will be deemed to have been involuntarily terminated as of the day after the date of the Change-of-Control and you will be entitled to a lump sum payment equal to the sum of (1) the product of (a) 3 and (b) your base annual salary in effect at the time of the Change-of-Control and (2) the product of (a) 3 and (b) number that is 55% of your base annual salary in effect at the time of the Change-of-Control (the sum of (1) and (2) being, collectively, the "Change-of-Control Payment"). In addition, you will be entitled to a lump sum payment equal to the sum of (A) the Special Goal Bonuses totaling $750,000 and
(B) the 2000 Target Bonus Incentive of $130,458, if the 2000 Bonus has not already been paid, and such payment of (A) plus (B) will be deemed "Plan Compensation" for purposes of the SERP, as such term is defined in the SERP. All of the abovementioned payments will be made within 30 days of the date of a Change-of-Control. In addition to, and as a result of, the foregoing (i) all of your stock options, restricted stock, deferred compensation and similar benefits which have not become vested on the date of a Change-of-Control shall become vested upon such event and you will have a period of three years from the date of termination to exercise any outstanding Covance stock options that are vested as of the date of termination, (ii) you shall be entitled to receive any payments calculated pursuant to the paragraph headed "CERTAIN ADDITIONAL PAYMENTS BY COVANCE", and (iii) for purposes of benefit accrual and vesting determination purposes under the SERP, you will be deemed to have been involuntarily terminated during the three-year period following the Change-of-Control.

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For purposes of this Agreement, a "Change-of-Control" is defined to occur when:

        (i) any person (including as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of Covance's securities representing 20% or more of the combined voting power of Covance's then outstanding securities; or

        (ii) as a result of a proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate), a majority of the individuals elected to serve on Covance's Board of Directors are different than the individuals who served on Covance's Board of Directors at any time within the two years prior to such proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate); or

        (iii) Covance shareholders approve a merger, or consolidation (where in each case Covance is not the survivor thereof), or sale or disposition of all or substantially all of Covance's assets or a plan or partial or complete liquidation; or

        (iv) an offeror (other than Covance) purchases shares of Covance common stock pursuant to a tender or exchange offer for such shares.

In the event you are involved in any dispute about your rights under this Agreement arising on or after a Change-of-Control, Covance shall pay all legal costs and fees incurred by you in connection with such dispute promptly upon receipt of any invoice relating thereto.

The benefits set forth under the paragraph headed "AUTO AND FINANCIAL COUNSELING ALLOWANCE" and medical, dental, and life insurance will be continued, to the extent they are not otherwise prohibited under the respective plans, until you find other employment but not longer than three years from the date of the Change-of-Control.

SEVERANCE FOR TERMINATION OF EMPLOYMENT FOLLOWING THE EXPIRATION OF THE TERM

Unless otherwise mutually agreed to by the parties hereto this Agreement shall terminate on June 1, 2001. At that time, Covance may offer you continued employment with the Company, the terms of which shall be agreed upon by you and Covance at that time. In the event either (i) Covance does not continue to employ you with the Company or (ii) Covance does continue to employ you with the Company but you choose not to, you shall be entitled to receive severance payments equal to the Termination Payments you would receive if you were involuntarily terminated for reasons other than for Cause by the Company as set forth above under the paragraph headed "SEVERANCE FOR TERMINATION OF EMPLOYMENT DURING THE TERM." Such Termination Payments shall be in addition to any Special Goal Bonuses specified in this Agreement which have been earned but not paid. In addition, for purposes of benefit accrual and vesting determination purposes under the SERP, you will be credited with two additional "Years of Service" (as such term is defined in the SERP). You will also have a period of three years from June 1, 2001 to exercise any outstanding Covance stock options that are vested as of May 31, 2001. Any outstanding unvested options will be forfeited on June 1, 2001.

Medical, dental, and life insurance will be continued, to the extent they are not otherwise prohibited under the respective plans, while you are receiving the Termination Payments.

CERTAIN ADDITIONAL PAYMENTS BY COVANCE

        (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by, to or for the benefit of you, whether made under this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

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

        (b) All determinations required to be made under these provisions, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the accounting firm utilized by Covance for the preparation of its annual external financial statements (the "Accounting Firm") which shall provide detailed supporting calculations both to Covance and you within 30 days of the Change-of-Control, if applicable, or such earlier time as is requested by Covance. The Gross-Up Payment, if any, as determined pursuant to this Paragraph (b), shall be paid to you within 10 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Covance and you. If subsequent final determinations of the Excise Tax made by the Internal Revenue Service give rise to additional Excise Tax, then additional Gross-Up Payments shall be made by Covance to you within 10 days after the notice is received by Covance of such final determination.

        (c) You shall notify Covance in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Covance of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after you know of such claim. You shall not pay such claim prior to the expiration of the thirty-day period following the date on which you give such notice to Covance (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Covance notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

            (i) give Covance any information reasonably requested by Covance relating too such claims,

            (ii) take such action in connection with contesting such claims as Covance shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Covance,

            (iii) cooperate with Covance in good faith in order effectively to contest such claim, and

            (iv) permit Covance to participate in any proceedings relating to such claim;

PROVIDED, however, that Covance shall bear all costs and expenses incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for Excise Tax or income tax imposed as a result of such contest or representation and payment of costs and expenses. Covance shall control all proceedings taken in connection with such contents. Covance may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Covance shall determine; PROVIDED, HOWEVER, that if Covance directs you to pay such claim and sue for a refund, Covance shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax imposed with respect to such advance.

        (d) If, after the receipt by you of an amount advanced by Covance pursuant to Paragraph (c), you become entitled to receive any refund with respect to such claim, you shall promptly pay to Covance the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by Covance pursuant to Paragraph (c), a final determination is made that you shall not be entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset the amount of Gross-Up Payment required to be paid.

LOCATION

Your principal office location during the Term will be at your residence in [city and state intentionally omitted]. You will work at the Princeton, NJ office, other Covance locations and travel as is reasonable to perform your duties.

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

CONFIDENTIALITY

Covance possesses and will continue to possess trade secrets or other information which has been created, discovered, developed by or otherwise become known to Covance, or in which property rights have been assigned or otherwise conveyed to Covance, which information has commercial value with respect to the business and operations of Covance or the business and operations of its subsidiaries or its affiliates, including, but not limited to, information regarding sales, costs, customers, employees, products, services, apparatus, equipment, processes, formulae, marketing, or the organization, business or finances of Covance or its subsidiaries or its affiliates, or any information you have reason to know Covance would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity, whether or not developed by you ("Confidential Information"). Unless previously authorized in writing or instructed in writing by Covance, you will not, from and after the date of employment with Covance, directly or indirectly, use for your own benefit or purposes, or disclose to, or use for the benefit or purposes of, anyone other than Covance or its subsidiaries or affiliates, any Confidential Information, unless and until, and then only to the extent that, such Confidential Information has (a) been or becomes published, or is or becomes generally known in the trade through no fault of you, or (b) such information is made known and available to you by a third party, who, by such disclosure to you does not breach any duty or obligation to Covance or its subsidiaries or affiliates.

In the event you become legally compelled to disclose any of the Confidential Information, you will provide Covance with prompt notice so that Covance may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, you are nonetheless legally required to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, you may disclose such Confidential Information to such tribunal without liability hereunder.

Upon termination of your employment with Covance, you will deliver to Covance all written embodiments of the Confidential Information, including all notes, drawings, records, reports, pertaining to work done by you during your employment with Covance and all other matters of secret or confidential nature relating to Covance's business.

NON-COMPETITION

You acknowledge that the services to be rendered by you to Covance are of a special and unusual character, with a unique value to Covance, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to Covance of such services for which you are employed at Covance, because of the Confidential Information obtained by, or disclosed to you, and as a material inducement to Covance to compensate you as well as provide you with additional benefits and other good and valuable consideration, you covenant and agree that:

        (a) Unless authorized by Covance's Board of Directors in writing, you shall not, during your employment with Covance and for one year after the expiration of your employment with Covance (the "Post Employment Term", your employment with Covance and the Post Employment Term, being, collectively, the "Period"), become employed by, become a director, officer, shareholder or partner of, or to otherwise enter into, conduct, or advise any business, whether directly or indirectly, which offers services or products in the United States and any other geographical regions where Covance, or its subsidiaries or its affiliates, is then offering its services or products in competition with services or products sold by Covance, or its subsidiaries or its affiliates at any time during the Period in the United States or such region, including, without limitation, the conduct of contract pre-clinical toxicology laboratory services, contract biopharmaceutical clinical laboratory services, contract bioprocessing or manufacturing services, contract drug packaging services, Phase I, II, III or IV clinical studies or outcomes or disease management studies (collectively, the "Covance Services"), unless any of such services have been substantially divested by Covance; PROVIDED that you shall not be bound by the restrictions contained in this provision (a) unless Covance has made all payments to you which are due and owing to you under this Agreement or any plan or bonus or incentive plan of Covance, including any equity incentive or bonus incentive plan of Covance, or otherwise; PROVIDED, FURTHER, that if you have been dismissed by Covance for Cause or you have voluntarily terminated your employment with Covance for any reason or no reason, you shall not be bound by the foregoing provisions of this paragraph (a) during the Post Employment Term unless Covance has made to you the payments specified above under the paragraphs headed "SEVERANCE FOR TERMINATION OF EMPLOYMENT DURING THE TERM" or "SEVERANCE FOR TERMINATION OF EMPLOYMENT FOLLOWING THE EXPIRATION OF THE TERM", whichever is applicable. Nothing herein shall restrict you in your employment in any capacity by a corporation or entity engaged substantially in the manufacture or sale of pharmaceuticals, or any other business which does not offer Covance Services on a contract basis as a substantial amount of its economic activity.

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Ownership of not more than 1% of the issued and outstanding shares of any class of securities of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market, shall not cause you to be deemed a shareholder under this provision.

        (b) During the Period, you shall not, directly or indirectly, solicit, divert or accept any business from any customer of Covance, its subsidiaries or affiliates to the detriment of any of the foregoing or seek to cause any such customers to refrain from doing business with or patronizing Covance, its subsidiaries or its affiliates.

        (c) During the Period, you shall not, directly or indirectly, solicit or induce for employment any employee of Covance or any of its subsidiaries or affiliates or otherwise encourage any employee of Covance or any of its subsidiaries or affiliates to leave Covance, or any of its subsidiaries or affiliates. For purposes of this Agreement, advertisements in trade magazines, use of executive search firms and other conventional means of obtaining employees shall not be construed as solicitation, inducements or encouragement unless the party utilizing such conventional means specifically directs the efforts at employee(s) with whom the party may not have contact pursuant to the terms of this Agreement.

        (d) For purposes of this Agreement, the term "directly or indirectly" shall be construed in its broadest sense and shall include the activities of the members of your members of your immediate family or any partnership, or as otherwise specified above, and the term "customer" shall mean any person or entity to which Covance has sold services during the one-year period prior to the date you ceased employment with Covance or any persons or entities targeted by Covance or contacted for the purpose of selling such services during such one-year period which you knew about or reasonably should have known about.

OWNERSHIP OF KNOW-HOW, INVENTIONS AND OTHER INTELLECTUAL PROPERTY

All the know-how, innovations, inventions, discoveries, improvements, procedures, programs, formulas and specifications which have been or may be either, directly or indirectly, developed, conceived or made by you in connection with your employment with Covance, whether or not in concert with other employees or shown or delivered to Covance or any of its subsidiaries or its affiliates, and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection, shall be the exclusive property of Covance and you shall, at Covance's request and expense, promptly execute any and all documents or instruments which may be necessary to evidence such ownership.

Obligations of this Agreement cover any and all inventions, discoveries or improvements, directly or indirectly, conceived or made by you in connection with your employment with Covance prior to the date of this Agreement.

You will communicate to Covance promptly and fully all improvements and inventions you make or conceive (either solely or jointly with others) during the period of your employment with Covance and conceived by you during the Post Employment Term if based on or related to your employment at Covance.

PATENTS

You will, during and after the Period, at Covance's request and expense but without additional compensation, assist Covance and its nominees in every proper way to obtain and to vest in Covance or its nominees, title to patents on such improvements and inventions in all countries, by executing all necessary or desirable documents, including applications for patents and assignments thereof.

RECORDS AND DOCUMENTS

Except in the performance of your duties as an employee of Covance, you will not at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles, or other reproductions, recordings, abstracts, or summaries of any reports, studies, memoranda, correspondence, manuals, customer lists, software, records, formulae, plans or other written, printed, or otherwise recorded material of any kind whatever belonging to or in the possession of Covance or its subsidiaries or affiliates, which may be produced or created by you or others, or which may come into your possession in the course of your employment, or which relate in any manner to the then current or

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prospective business of Covance, its subsidiaries or its affiliates. You shall have no right, title or interest in any such materials, and you agree that you have not removed and will not remove such materials without the prior written consent of Covance or its subsidiaries or affiliates, as applicable, and that you will surrender all such material to Covance immediately upon your termination or departure from Covance, or at any time prior thereto upon the request of Covance.

INJUNCTIVE RELIEF

You agree that the remedies available to Covance at law for any breach of any of your obligations under this Agreement may be inadequate, and you accordingly agree and consent that temporary or permanent injunctive relief, and/or an order of specific performance, may be granted in any proceeding which may be brought to enforce any provision hereof, without the necessity of proof of actual damage, in addition to any other remedies available to Covance at law.

OUTPLACEMENT

If there has been a Change-of-Control or if there has been no Change-of-Control but you have been terminated without Cause, or if you choose not to continue employment with Covance after the expiration of the Term, Covance shall provide for you, at Covance's cost, executive outplacement support, from a firm of your choice, for one-year following such termination.

SEPARATION AGREEMENT

If there has been a Change-of-Control or if there has been no Change-of-Control but you have been terminated without Cause or you are entitled to severance payments pursuant to the paragraph headed "SEVERANCE FOR TERMINATION OF EMPLOYMENT FOLLOWING THE EXPIRATION OF THE TERM", the obligation of Covance to make to you the Termination Payments or the Change-of-Control Payment, as applicable, specified under this Agreement shall be subject to your execution and delivery to Covance of a Separation Agreement in the form attached hereto as Schedule C. Any sections of Schedule C that are bracketed are for illustrative purposes only at this time and shall be finalized prior to execution of the Separation Agreement based upon the applicable sections of this Amended and Restated Agreement that relate to the exact circumstances of your termination.

APPROVAL OF PAYMENTS

The payment terms of this Amended and Restated Agreement are subject to and conditional upon the approval of the Compensation and Organization Committee of Covance Inc.

GENERAL

The provisions of employment relating to health benefits, vacation and reimbursement for business expenses, professional dues, etc. remain unchanged and will be administered in accordance with company policies, as they may be amended, modified or supplemented from time to time. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a waiver of future performance under the provision itself.

You hereby expressly agree that all of the covenants in this Agreement are reasonable and necessary in order to protect Covance and its business. If any provision or any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability and shall not affect in any way the validity or enforceability of the remaining provisions of this Agreement, or the remaining parts of such provision.

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This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns. Except in the event of a transfer to a successor corporation or other entity or affiliate of Covance, neither party shall have the right to assign its rights or delegate its obligations, or all or any portion of its rights or interests under this Agreement without the prior written consent of the other party hereto.

Any notice, request, demand, or other communication required or permitted by this Agreement shall be deemed to be properly given if delivered by hand or when mailed certified, registered or first class mail or overnight courier with postage or shipping charge prepaid, addressed to Covance at 210 Carnegie Center, Princeton, New Jersey 08540, Attention: CEO and to you at your address specified above, and all such notices shall be deemed effective at the time of delivery or at the time delivery is refused by the addressee upon participation. The addresses for the purpose of this Paragraph may be changed only by giving written notice of such change in the manner provided herein for giving notices.

The captions of the Paragraphs herein are inserted as a matter of convenience only and in no way define, limit or describe the scope of this Agreement or any provisions hereof.

This Agreement sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof, and as such supersedes in its entirety any existing agreement, whether oral or written, between you and Covance including, but not limited to, the Former Agreement and the Letter Agreement, except as expressly otherwise provided to the contrary under this Agreement.

This Agreement may be amended only by a written instrument signed by both parties hereto making specific reference to this Agreement and expressing the plan or intention to modify it.

Please indicate your agreement with the terms and conditions of this Agreement by signing one copy of this Agreement and returning it to my attention.

Very truly yours,


/s/ CHRISTOPHER A. KUEBLER
--------------------------------
Christopher A. Kuebler
President and CEO




Accepted as of the date first above specified:


By:  /s/ CHARLES C. HARWOOD
     ------------------------------
     Charles C. Harwood, Jr.

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